2004 ANNUAL SHAREHOLDERS MEETING

The 2004 annual meeting of shareholders was held on April 15, 2004 for the following purposes:

1.  To elect a Board of eight (8) Directors;

2. To ratify or reject the selection of Plante & Moran, PLLC as independent auditors of the Fund for the calendar year ending
December 31, 2004.

The following Directors were elected for Proposal 1:  Thomas
O'Hara, Kenneth Janke, Lewis Rockwell, Carl Holth, Peggy Schmeltz, Benedict Smith, James Lane, and Luke Sims. For Proposal 2, shareholders ratified the selection of Plante & Moran, PLLC as independent accountants of the Fund.


Tabulation Report

Proposal 1 - Election of Directors

			     For      Against   Abstain  Withheld

Thomas O'Hara	          1,721,908    36,168
Kenneth Janke		  1,721,726    36,352
Lewis Rockwell		  1,722,813    35,268
Carl Holth	          1,732,419    25,661
Peggy Schmeltz		  1,721,271    36,808
Benedict Smith		  1,725,246    32,834
James Lane	          1,724,115    33,966
Luke Sims		  1,731,969    26,111


Proposal 2 - Selection of
    Plante & Moran, PLLC  1,719,429    11,849     26,798

Total shares issued and outstanding
    on record date:       2,410,210